UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                  SFB BANCORP
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   78412C10
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                                 (CUSIP Number)

                               Mr. Terry Maltese,
                      Sandler O'Neill Asset Management LLC,
                         712 Fifth Avenue - 22nd Floor,
                               New York, NY 10019
                                 (212) 974-1700
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             (Name, Address, Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 June 11, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 Pages

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CUSIP No. 78412C10                                            Page 2 of 12 Pages
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
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3.  SEC USE ONLY
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4.  SOURCE OF FUNDS
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    56,200
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    56,200
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    56,200
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.3%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    00
================================================================================

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CUSIP No. 78412C10                                            Page 3 of 12 Pages
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    SOAM Holdings, LLC
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
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3.  SEC USE ONLY
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4.  SOURCE OF FUNDS
    00
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5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    56,200
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    56,200
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    56,200
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.3%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    00
================================================================================

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CUSIP No. 78412C10                                            Page 4 of 12 Pages
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================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Partners, L.P.
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
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3.  SEC USE ONLY
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4.  SOURCE OF FUNDS
    WC
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5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    28,340
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    28,340
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    28,340
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.7%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    PN
================================================================================

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CUSIP No. 78412C10                                            Page 5 of 12 Pages
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Partners II, L.P.
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    7,760
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    7,760
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    7,760
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.0%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    PN
================================================================================

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CUSIP No. 78412C10                                            Page 6 of 12 Pages
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Hedge Fund, L.P.
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
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3.  SEC USE ONLY
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4.  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    16,080
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    16,080
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    16,080
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.1%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    PN
================================================================================

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CUSIP No. 78412C10                                            Page 7 of 12 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    4,020
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    4,020
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    4,020
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.5%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    PN
================================================================================

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CUSIP No. 78412C10                                            Page 8 of 12 Pages
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================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terry Maltese
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    USA
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    56,200
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    56,200
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    56,200
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.3%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

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CUSIP No. 78412C10                                            Page 9 of 12 Pages
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         This Amendment No. 1 to Schedule 13D relating to SFB Bancorp, Inc. is being filed on behalf of the undersigned to amend the Schedule 13D dated December 23, 1997 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

Item 3.  Source and Amount of Funds.

         Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII and MHFII is $447,275, $253,876, $123,275 and $64,848, respectively. Such shares were purchased with the investment capital of the respective entities.

Item 5.  Interest in Securities of the Issuer.

         Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 767,000 shares of Common Stock outstanding, as set forth in the Issuer's Form 10-QSB for the quarter ended March 31, 1998, as of the close of business on June 11, 1998:

    (i) MP beneficially owned 28,340 shares of Common Stock, constituting approximately 3.7% of the shares outstanding.

    (ii) MHF beneficially owned 16,080 shares of Common Stock, constituting approximately 2.1% of the shares outstanding.

    (iii) MPII beneficially owned 7,760 shares of Common Stock, constituting approximately 1.0% of the shares outstanding.

    (iv) MHFII beneficially owned 4,020 shares of Common Stock, constituting approximately 0.5% of the shares outstanding.

    (v) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 28,340 shares owned by MP, the 16,080 shares owned by MHF, the 7,760 shares owned by MPII and the 4,020 shares owned by MHFII, or an aggregate of 56,200 shares of Common Stock, constituting approximately 7.3% of the shares outstanding.

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CUSIP No. 78412C10                                           Page 10 of 12 Pages
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    (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 28,340 shares owned by MP, the 16,080 shares owned by MHF, the 7,760 shares owned by MPII and the 4,020 shares owned by MHFII, or an aggregate of 56,200 shares of Common Stock, constituting approximately 7.3% of the shares outstanding.

    (vii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 28,340 shares owned by MP, the 16,080 shares owned by MHF, the 7,760 shares owned by MPII and the 4,020 shares owned by MHFII, or an aggregate of 56,200 shares of Common Stock, constituting approximately 7.3% of the shares outstanding.

   (viii) In the aggregate, the Reporting Persons beneficially own an aggregate of 56,200 shares of Common Stock, constituting approximately 7.3% of the shares outstanding.

   (ix)   2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to and including June 11, 1998, MP effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number            Price
           Date            Action          of Shares         per Share
           ----            ------          ---------         ---------

         12/26/97          Bought            1,300             $15.50
         12/31/97          Transfer
                           To MPII           5,560                N/A
         06/05/98          Bought              900              16.75
         06/11/98          Bought            5,200              17.00

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CUSIP No. 78412C10                                           Page 11 of 12 Pages
-----------------------------------          -----------------------------------


         During the sixty days prior to and including June 11, 1998, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number            Price
           Date            Action          of Shares         per Share
           ----            ------          ---------         ---------

         12/26/97          Bought              700             $15.50
         12/31/97          Transfer
                           To MHFII          2,220                N/A
         06/05/98          Bought              500              16.75
         06/11/98          Bought            3,000              17.00


         During the sixty days prior to and including June 11, 1998, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number            Price
           Date            Action          of Shares         per Share
           ----            ------          ---------         ---------

         12/31/97          Transfer
                           From MP           5,560                N/A
         06/05/98          Bought              300              16.75
         06/11/98          Bought            1,900              17.00


         During the sixty days prior to and including June 11, 1998, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number            Price
           Date            Action          of Shares         per Share
           ----            ------          ---------         ---------

         12/31/97          Transfer
                           From MHF          2,220                N/A
         06/05/98          Bought              300              16.75
         06/11/98          Bought            1,500              17.00



(d) Not applicable.

(e) Not applicable.

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CUSIP No. 78412C10                                           Page 12 of 12 Pages
-----------------------------------          -----------------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 22, 1998

MALTA PARTNERS, L.P.                        MALTA HEDGE FUND, L.P.
By:     SOAM Holdings, LLC,                By:      SOAM Holdings, LLC,
        the sole general partner                    the sole general partner


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
    -----------------                           -----------------
        Terry Maltese                               Terry Maltese
        President                                   President

MALTA PARTNERS II, L.P.                     MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                By:      SOAM Holdings, LLC,
        the sole general partner                    the sole general partner


By: /s/ Terry Maltese                       By:/s/  Terry Maltese
    -----------------                           -----------------
        Terry Maltese                               Terry Maltese
        President                                   President


SOAM Holdings, LLC                          Sandler O'Neill Asset Management LLC

By: /s/ Terry Maltese                       By: /s/ Terry Maltese
    -----------------                           -----------------
        Terry Maltese                               Terry Maltese
        President                                   President

Terry Maltese

/s/ Terry Maltese
-----------------